PROSPECTUS                 Pricing Supplement No. 2814
Dated January 10, 1995     Dated March 27, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                  (Redeemable Fixed Rate Notes)

Trade Date:  March 27, 1996

Settlement Date (Original Issue Date):  April 1, 1996

Maturity Date: April 1, 2011 (subject to earlier redemption, as set forth under "Additional Terms-Redemption")

Principal Amount (in Specified Currency): US$20,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.125%

Net Proceeds to Issuer:  US$19,975,000

Interest Rate Per Annum:  7.05%

Interest Payment Date(s):

  __   March 15 and September 15 of each year
  X Other: Monthly, commencing on May 1, 1996, and ending on the Maturity Date (each period from and including an Interest Payment Date or the Original Issue Date, as the case may be, to but excluding the next succeeding Interest Payment Date are referred to herein as an "Interest Period")

Form of Notes:

  X    DTC registered
  __   non-DTC registered

Repayment, Redemption and Acceleration

  Initial Redemption Date:  April 1, 1997, and thereafter on any
  Interest Payment Date (See  "Additional Terms--Redemption"
  below)
  Initial Redemption Percentage:  100%
  Optional Repayment Date:  Not applicable ("N/A")
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A



CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                       (Fixed Rate Notes)
                                               Page 2
                       Pricing Supplement No. 2814
                       Dated March 27, 1996
                       Rule 424(b)(3)-Registration Statement
                           No. 33-60723



Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

  Interest.

  Accrued interest on the Notes for each Interest Period shall be calculated and paid based on the number of days in such Period divided by 360 (the number of days in such Period to be calculated on the basis of a year of 360 days consisting of twelve 30-day months). As a result, the amount payable on each Interest Payment Date will remain constant irrespective of the actual number of days that have elapsed since the preceding Interest Payment Date.

  Optional Redemption.

  The Company may at its option elect to redeem the Notes in whole on April 1, 1997 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

                       (Fixed Rate Notes)
                                               Page 3
                       Pricing Supplement No. 2814
                       Dated March 27, 1996
                       Rule 424(b)(3)-Registration Statement
                           No. 33-60723


  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Goldman, Sachs & Co. (the
  "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.125%.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.